Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
October 21, 2019	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FIRST QUARTER OF FISCAL 2020;
DECLARES QUARTERLY DIVIDEND OF $0.15 PER COMMON SHARE;
CONFERENCE CALL TO DISCUSS RESULTS SCHEDULED FOR TUESDAY, OCTOBER 22, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common stockholders for the first quarter of fiscal 2020 of $7.8 million, an increase of $1.0 million, or 15.1%, as compared to the same period of the prior fiscal year. The increase was attributable to increased net interest income and noninterest income, and partially offset by increases in noninterest expense, provision for income taxes, and provision for loan losses. Preliminary net income was $.85 per fully diluted common share for the first quarter of fiscal 2020, an increase of $.09 as compared to the $.76 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the first quarter of fiscal 2020:

Annualized return on average assets was 1.40%, while annualized return on average common equity was 13.0%, as compared to 1.43% and 13.4%, respectively, in the same quarter a year ago, and 1.37% and 12.9%, respectively, in the fourth quarter of fiscal 2019, the linked quarter.

Earnings per common share (diluted) were $.85, up $.09, or 11.8%, as compared to the same quarter a year ago, and up $.04, or 4.9%, from the fourth quarter of fiscal 2019, the linked quarter.

Net loan growth for the first quarter of fiscal 2020 was $28.1 million, a moderate annualized pace of growth, but less than achieved by the Company in recent September quarters, typically its best of the year. In general, seasonal impacts have been less pronounced over the previous four quarters.

Deposit balances declined $21.2 million in the first quarter, in what is typically the Company’s weakest quarter for deposit growth. A reduction of $11.7 million in brokered time and nonmaturity deposits contributed to the overall decline.

Net interest margin for the first quarter of fiscal 2020 was 3.81%, down from the 3.92% reported for the year ago period, and up from the 3.77% figure reported for the fourth quarter of fiscal 2019, the linked quarter. Discount accretion on acquired loan portfolios was modestly reduced in the current quarter as compared to the linked quarter, and down significantly as compared to the year ago period, but these decreases were offset by recognition of unusual amounts of interest income as some loans classified as nonaccrual in the previous quarter were repaid, as discussed in detail below.

Noninterest income was up 19.6% for the first quarter of fiscal 2020, as compared to the year ago period, and up 9.6% as compared to the fourth quarter of fiscal 2019, the linked quarter.

Noninterest expense was up 13.2% for the first quarter of fiscal 2020, compared to the year ago period, and up 1.4% from the fourth quarter of fiscal 2019, the linked quarter. After reporting modest acquisition-related costs in the year-ago period, comparable charges were immaterial charges in the current and linked quarters.

Nonperforming assets were $17.9 million, or 0.80% of total assets, at September 30, 2019, as compared to $24.8 million, or 1.12% of total assets, at June 30, 2019. The decrease primarily reflected progress by the Company in resolving acquired nonperforming assets resulting from the November 2018 acquisition of Gideon Bancshares Company and its subsidiary, First Commercial Bank (“the Gideon Acquisition”).

Dividend Declared:

The Board of Directors, on October 15, 2019, declared a quarterly cash dividend on common stock of $0.15, payable November 29, 2019, to stockholders of record at the close of business on November 15, 2019, marking the 102nd consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, October 22, 2019, at 3:30 p.m. central time. The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through November 4, 2019. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10136271.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first quarter of fiscal 2020, with total assets of $2.2 billion at September 30, 2019, reflecting an increase of $34.8 million, or 1.6%, as compared to June 30, 2019. Asset growth was comprised mainly of increases in loans and available-for-sale (“AFS”) securities, while cash equivalents were reduced.

AFS securities were $171.0 million at September 30, 2019, an increase of $5.5 million, or 3.3%, as compared to June 30, 2019. Cash equivalents and time deposits were a combined $32.4 million, a decrease of $4.0 million, or 10.9%, as compared to June 30, 2019.

Loans, net of the allowance for loan losses, were $1.9 billion at September 30, 2019, an increase of $28.1 million, or 1.5%, as compared to June 30, 2019. The portfolio primarily saw growth in commercial loan balances, funded balances in construction loans, and consumer loans, partially offset by declines in residential and commercial real estate loans. The increase in commercial loan balances was attributable primarily to growth in agricultural operating and equipment loan balances, some of which is seasonal, along with increases in commercial and industrial loan balances. Construction loan balances were increased as a result of both draws on existing construction loans and new loans. Growth in consumer loans consisted primarily of loans secured by deposits, and home equity line of credit balances. Residential real estate loan balances were lower as the Company saw reductions in loans secured by multifamily real estate, partially offset by an increase in loans secured by one- to four-family real estate. Commercial real estate loans were reduced slightly as payoffs on nonresidential properties were mostly offset by increases in loans secured by land and development ground. Loans anticipated to fund in the next 90 days stood at $101.7 million at September 30, 2019, as compared to $114.5 million at September 30, 2018, and $83.3 million at June 30, 2019.

Nonperforming loans were $14.0 million, or 0.74% of gross loans, at September 30, 2019, as compared to $21.0 million, or 1.13% of gross loans at June 30, 2019, and $7.6 million, or 0.46% of gross loans, at September 30, 2018. Nonperforming assets were $17.9 million, or 0.80% of total assets, at September 30, 2019, as compared to $24.8 million, or 1.12% of total assets, at June 30, 2019, and $12.5 million, or 0.64% of total assets, at September 30, 2018. The decrease in nonperforming loans since June 30, 2019, was attributed primarily to the resolution of certain nonperforming loans acquired in the Gideon Acquisition, which included nonperforming loans of $12.9 million as of the December 31, 2018, quarter end following the acquisition, while nonperforming loans from that acquisition total $8.0 million as of September 30, 2019. The decrease in nonperforming loans was also the principal reason for the decrease in nonperforming assets. Our allowance for loan losses at September 30, 2019, totaled $20.7 million, representing 1.09% of gross loans and 148% of nonperforming loans, as compared to $19.9 million, or 1.07% of gross loans and 94.7% of nonperforming loans, at June 30, 2019. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at September 30, 2019, is adequate, based on that measurement.

Total liabilities were $2.0 billion at September 30, 2019, an increase of $30.9 million, or 1.6%, as compared to June 30, 2019.

Deposits were $1.9 billion at September 30, 2019, a decrease of $21.2 million, or 1.1%, as compared to June 30, 2019. The decrease was attributable to public unit deposits, which decreased by $24.0 million during the first quarter of fiscal 2020, and totaled $242.8 million at September 30, 2019. The decrease was also attributable in part to a reduction in brokered deposits, which declined on net by $11.7 million, reflecting a decrease in brokered time deposits of $19.5 million, and an increase in brokered nonmaturity deposits of $7.8 million. Brokered time deposits were $25.4 million, and brokered nonmaturity deposits were $16.1 million, at September 30, 2019. In total, deposit balances saw reductions in certificates of deposit, noninterest-bearing transaction accounts, interest-bearing transaction accounts, and savings accounts, partially offset by growth in money market deposit accounts. The average loan-to-deposit ratio for the first quarter of fiscal 2020 was 99.2%, as compared to 101.6% for the same period of the prior fiscal year.

FHLB advances were $103.3 million at September 30, 2019, an increase of $58.4 million, or 130.1%, as compared to June 30, 2019, with the increase attributable to the Company’s use of this funding source to replace brokered deposits, and to fund loan growth in what is typically a seasonally slow first fiscal quarter for deposit growth. The increase consisted of $52.6 million in overnight funding and $5.8 million in term advances. Over the past several years, the Company has worked to move public unit and business customers from a swept repurchase agreement product, which required the use of the Company’s AFS securities portfolio to provide the securities to collateralize those borrowings, to a reciprocal deposit product. During the first quarter of fiscal 2020, the final customers utilizing the sweep product were migrated.

The Company’s stockholders’ equity was $242.3 million at September 30, 2019, an increase of $3.9 million, or 1.6%, as compared to June 30, 2019. The increase was attributable to retained earnings, and an increase in accumulated other comprehensive income, which was due to a decrease in market interest rates, partially offset by cash dividends paid and by repurchases of 86,050 Company shares, acquired for $2.8 million, for an average price of $32.70 per share.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended September 30, 2019, was $19.6 million, an increase of $2.4 million, or 13.9%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to a 17.2% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.81% in the current three-month period, from 3.92% in the three-month period a year ago.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks (Peoples), the June 2017 acquisition of Capaha Bank (Capaha), the February 2018 acquisition of Southern Missouri Bank of Marshfield (SMB-Marshfield), and the Gideon Acquisition resulted in an additional $508,000 in net interest income for the three-month period ended September 30, 2019, as compared to $1.2 million in net interest income for the same period a year ago. In the year ago period, there were significant impacts from the favorable resolution of specific purchased credit impaired loans obtained in the Peoples and Capaha acquisitions, and no accretion from the Gideon Acquisition, which did not close until the second quarter of fiscal 2019. Combined, these components of net interest income contributed ten basis points to net interest margin in the three-month period ended September 30, 2019, as compared to a contribution of 27 basis points for the same period of the prior fiscal year. For the linked quarter, ended June 30, 2019, when net interest margin was 3.77%, comparable discount accretion contributed 12 basis points to the net interest margin. Over the longer term, the Company expects this component of net interest income to decline, although to the extent that we have periodic resolutions of specific credit impaired loans, this may create volatility in this component of net interest income. Also, the Company recognized an additional $414,000 in interest income as a result of the resolution of nonperforming loans during the current period. This recognition of interest income contributed eight basis points to the net interest margin, without material comparable items in the year ago or linked period.

The provision for loan losses for the three-month period ended September 30, 2019, was $896,000, as compared to $682,000 in the same period of the prior fiscal year. Increased provisioning was attributed primarily to increasing loan balances subject to allowance methodology, as acquired loan balances mature and prepay, and are replaced by new loan production, or are refinanced by the Company. The Company saw continued low levels of net charge offs and a stable outlook regarding the credit quality of the Company’s legacy loan portfolio. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.19% (annualized), while the Company recorded net charge offs during the period of 0.02% (annualized). During the same period of the prior fiscal year, the provision for loan losses as a percentage of average loans outstanding represented a charge of 0.17% (annualized), while the Company recorded net charge offs of 0.03% (annualized).

The Company’s noninterest income, for the three-month period ended September 30, 2019, was $4.1 million, an increase of $671,000, or 19.6%, as compared to the same period of the prior fiscal year. Increases in bank card interchange income, deposit account service charges, wealth management and insurance brokerage commissions, and gains realized on sales of residential loans originated for sale into the secondary market were partially offset by decreases in loan fees and mortgage servicing income.

Noninterest expense for the three-month period ended September 30, 2019, was $13.0 million, an increase of $1.5 million, or 13.2%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in compensation and benefits, occupancy expenses, and bank card network expense, partially offset by decreases in deposit insurance premiums and legal and professional fees. Noninterest expense items were generally increased as a result of additional staff, facilities, and transactions following the Gideon Acquisition. Partially offsetting these increases, in September 2019, the FDIC began applying credits to the deposit insurance assessments due from smaller banks, such as the Company’s subsidiary. These credits represented the costs borne by smaller banks over several years to increase the deposit insurance fund ratio as required under the Dodd-Frank Act. As a result, we recognized no deposit insurance premium expense for the current quarter, as compared to an expense of $138,000 in the year ago period. Provided the deposit insurance fund ratio remains above 1.35%, the Company would expect to recognize no deposit insurance premium expense in the quarter which will end December 31, 2019, and a reduced expense in the quarter which will end March 31, 2020, before the expense returns to a normalized level for the quarter ended June 30, 2020. After recording $175,000 in charges related to merger and acquisition activity in the same quarter a year ago, there were no comparable expenses in the current period. The Company realized a reduced off-balance sheet credit exposure, resulting in a recovery of $146,000 in the current period, as compared to a charge of $23,000 in the year ago period. The efficiency ratio for the three-month period ended September 30, 2019, was 54.8%, as compared to 55.6% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended September 30, 2019, was $2.0 million, an increase of $310,000, or 18.6%, as compared to the same period of the prior fiscal year, attributable primarily to higher pre-tax income, combined with an increase in the effective tax rate, to 20.2%, as compared to 19.7% in the year-ago period.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2019	2019	2019	2018	2018

Cash equivalents and time deposits	$32,394	$36,369	$32,353	$40,095	$24,086
Available for sale securities	171,006	165,535	161,510	197,872	144,625
FHLB/FRB membership stock	12,083	9,583	9,216	12,905	11,007
Loans receivable, gross	1,895,207	1,866,308	1,842,883	1,820,500	1,642,946
Allowance for loan losses	20,710	19,903	19,434	19,023	18,790
Loans receivable, net	1,874,497	1,846,405	1,823,449	1,801,477	1,624,156
Bank-owned life insurance	38,593	38,337	38,086	37,845	37,794
Intangible assets	22,889	23,328	23,991	24,429	19,634
Premises and equipment	63,484	62,727	62,508	62,253	54,669
Other assets	34,265	32,118	25,334	29,403	27,657
Total assets	$2,249,211	$2,214,402	$2,176,447	$2,206,279	$1,943,628

Interest-bearing deposits	$1,663,874	$1,674,806	$1,649,830	$1,556,051	$1,392,006
Noninterest-bearing deposits	208,646	218,889	224,284	239,955	199,120
Securities sold under agreements to repurchase	-	4,376	4,703	4,425	3,631
FHLB advances	103,327	44,908	38,388	155,765	118,307
Note payable	3,000	3,000	3,000	3,000	3,000
Other liabilities	13,034	14,988	9,845	8,060	6,533
Subordinated debt	15,068	15,043	15,018	14,994	14,969
Total liabilities	2,006,949	1,976,010	1,945,068	1,982,250	1,737,566

Common stockholders' equity	242,262	238,392	231,379	224,029	206,062
Total stockholders' equity	242,262	238,392	231,379	224,029	206,062

Total liabilities and stockholders' equity	$2,249,211	$2,214,402	$2,176,447	$2,206,279	$1,943,628

Equity to assets ratio	10.77%	10.77%	10.63%	10.15%	10.60%

Common shares outstanding	9,201,783	9,289,308	9,324,659	9,313,109	8,995,884
Less: Restricted common shares not vested	25,975	28,250	28,250	23,050	27,200
Common shares for book value determination	9,175,808	9,261,058	9,296,409	9,290,059	8,968,684

Book value per common share	$26.40	$25.74	$24.89	$24.11	$22.98
Closing market price	36.43	34.83	30.80	33.90	37.27

Nonperforming asset data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2019	2019	2019	2018	2018

Nonaccrual loans	$14,023	$21,013	$22,690	$20,453	$7,557
Accruing loans 90 days or more past due	-	-	-	-	-
Total nonperforming loans	14,023	21,013	22,690	20,453	7,557
Other real estate owned (OREO)	3,820	3,723	3,617	3,894	4,926
Personal property repossessed	71	29	2	54	51
Total nonperforming assets	$17,914	$24,765	$26,309	$24,401	$12,534

Total nonperforming assets to total assets	0.80%	1.12%	1.21%	1.11%	0.64%
Total nonperforming loans to gross loans	0.74%	1.13%	1.23%	1.12%	0.46%
Allowance for loan losses to nonperforming loans	147.69%	94.72%	85.65%	93.01%	248.64%
Allowance for loan losses to gross loans	1.09%	1.07%	1.05%	1.04%	1.14%

Performing troubled debt restructurings (1)	$12,432	$13,289	$17,577	$13,148	$11,168

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2019	2019	2019	2018	2018

Interest-bearing cash equivalents	$7,001	$6,079	$3,544	$4,020	$3,196
Available for sale securities and membership stock	179,623	174,063	183,717	199,885	161,552
Loans receivable, gross	1,865,344	1,833,344	1,803,070	1,744,153	1,585,741
Total interest-earning assets	2,051,968	2,013,486	1,990,331	1,948,058	1,750,489
Other assets	184,415	185,403	189,503	164,815	150,038
Total assets	$2,236,383	$2,198,889	$2,179,834	$2,112,873	$1,900,527

Interest-bearing deposits	$1,660,994	$1,652,831	$1,621,580	$1,493,333	$1,363,570
Securities sold under agreements to repurchase	328	4,463	4,267	3,573	3,649
FHLB advances	82,192	51,304	67,091	146,010	105,081
Note payable	3,000	3,000	3,000	3,957	3,000
Subordinated debt	15,055	15,031	15,006	14,982	14,957
Total interest-bearing liabilities	1,761,569	1,726,629	1,710,944	1,661,855	1,490,257
Noninterest-bearing deposits	221,202	224,932	233,296	226,559	198,140
Other noninterest-bearing liabilities	13,568	12,548	7,994	9,816	8,696
Total liabilities	1,996,339	1,964,109	1,952,234	1,898,230	1,697,093

Common stockholders' equity	240,044	234,780	227,600	214,643	203,434
Total stockholders' equity	240,044	234,780	227,600	214,643	203,434

Total liabilities and stockholders' equity	$2,236,383	$2,198,889	$2,179,834	$2,112,873	$1,900,527

	For the three-month period ended
Quarterly Summary Income Statement Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2019	2019	2019	2018	2018

Interest income:
Cash equivalents	$46	$38	$28	$35	$25
Available for sale securities and membership stock	1,236	1,220	1,320	1,387	1,101
Loans receivable	25,640	24,789	23,838	22,785	20,916
Total interest income	26,922	26,047	25,186	24,207	22,042
Interest expense:
Deposits	6,578	6,422	5,851	4,925	4,009
Securities sold under agreements to repurchase	-	10	10	8	8
FHLB advances	522	352	495	932	599
Note payable	37	38	37	48	35
Subordinated debt	225	232	239	226	224
Total interest expense	7,362	7,054	6,632	6,139	4,875
Net interest income	19,560	18,993	18,554	18,068	17,167
Provision for loan losses	896	546	491	314	682
Securities gains	-	-	244	-	-
Other noninterest income	4,101	3,741	3,702	4,054	3,430
Noninterest expense	12,961	12,778	13,190	12,552	11,449
Income taxes	1,976	1,853	1,725	1,802	1,666
Net income	$7,828	$7,557	$7,094	$7,454	$6,800

Basic earnings per common share	$0.85	$0.81	$0.76	$0.82	$0.76
Diluted earnings per common share	0.85	0.81	0.76	0.81	0.76
Dividends per common share	0.15	0.13	0.13	0.13	0.13
Average common shares outstanding:
Basic	9,232,000	9,316,000	9,323,000	9,137,000	8,996,000
Diluted	9,244,000	9,328,000	9,331,000	9,149,000	9,006,000

Return on average assets	1.40%	1.37%	1.30%	1.41%	1.43%
Return on average common stockholders' equity	13.0%	12.9%	12.5%	13.9%	13.4%

Net interest margin	3.81%	3.77%	3.73%	3.71%	3.92%
Net interest spread	3.58%	3.54%	3.51%	3.49%	3.73%

Efficiency ratio	54.8%	56.2%	59.3%	56.7%	55.6%